                       SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549



                                    Form 8-K



                                 CURRENT REPORT



                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934



                Date of Report (Date of earliest event reported)
                                August 2, 1995


                           Commission File No. 1-4087


                              Ply Gem Industries, Inc.
                          ----------------------------
             (Exact Name of Registrant as Specified in its Charter)


   Delaware                       1-4087                         11-1727150
- --------------             ---------------------             ------------------
(State or other            (Commission File No.)             (IRS Employer
jurisdiction of                                              Identification No.)
incorporation)



                   777 Third Avenue, New York, New York  10017
                   -------------------------------------------
                     (Address of Principal Executive Offices)



                 Registrant's Telephone Number:  (212) 832-1550

Items 1 - 4.  Not Applicable.
              --------------


Item 5.   Other Events.
          -------------

          On August 2, 1995 the Company announced its results for the second quarter and six months ended July 2, 1995 and that it had retained Bear Stearns Co. Inc. to explore various strategic alternatives to maximize shareholder value, including the possible sale of the Company.



Item 6.   Not Applicable.
          --------------


Item 7.   Financial Statements, Pro-Forma Financial Information and Exhibits.

          (c)  Exhibits.

               (20)  Press Release issued August 2, 1995.

Item 8.   Not Applicable.
          ---------------

                                   SIGNATURES
                                   ----------



        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Dated: August 2, 1995

                                  PLY GEM INDUSTRIES, INC.



                             By: /s/ Herbert P. Dooskin
                                 -------------------------

                      PRESS RELEASE DATED AUGUST 2, 1995

                                 PRESS RELEASE

[LETTERHEAD OF PLY GEM INDUSTRIES APPEARS HERE]

New York, NY                                                   August 2, 1995

                   PLY GEM ANNOUNCES SECOND QUARTER RESULTS
Hires Bear Stearns to Explore Strategic Alternatives to Maximize Shareholder
Value

New York, NY...August 2, 1995...PLY GEM industries, Inc. (NYSE:PGI) today announced its results for the second quarter and six months ended July 1, 1995. At the same time, the Company announced that it has retained investment banker Bear, Stearns & Co. Inc. to explore various strategic alternatives to accelerate the maximization of shareholder value, including the possible sale of the Company.

Financial Results

Net sales for the second quarter were $199,571,000, compared with last year's record revenues of $219,805,000. Excluding discontinued product lines, net sales declined $6 million or 3%. Net Income for the second quarter was $1,028,000, or $.07 per share, a decline from the $6,265,000 or $.40 per share earned a year ago.

The primary reasons for the Company's weakened performance were the significant expenses associated with implementing the new business process redesign and information systems, as well as higher costs associated with the restructuring, which crated certain operating inefficiencies, which were incurred during the second quarter. These internal problems were compounded by weakness in consumer spending and housing activity and continued upward pressure from raw material costs, which the Company was unable to pass along to customers.

Problems & Costs Associated With 1994 Restructuring

Management stated that the reengineering effort has not been as successful as expected, and has resulted in poor process implementation and costly budget over-runs, primarily in the Company's window subsidiaries. In addition, the increased use of consultants, systems analysts, and temporary employees and the creation of a secondary corporate infrastructure has negated any savings benefits from the headcount reduction, and actually increased operating, manufacturing and administrative costs,

"Although external economic conditions certainly impacted our results, we know that internal costs and problems associated with the 1994 restructuring are primarily responsible for the Company's current poor performance. While we cannot control external events, we can take steps to assert tighter control of our internal operations and have embarked on a course to do exactly that,"Jeffrey S. Silverman, Chairman & CEO.


Strategic Leadership Under New President Dana R. Snyder

In June, Dana R. Snyder joined PLY GEM as President and Chief Operating Officer. A building products executive with over 20 years experience, most recently as President of Alcoa Construction Products Group, he brings operational expertise and his extensive knowledge of the customers, suppliers and markets to PLY GEM.


President Dana R. Snyder stated that "PLY GEM is well positioned in the home improvement industry with high quality product lines and a loyal customer base. The current issues facing PLY GEM are not revenue or product-related but are primarily the result of increased costs due to operating problems in our window subsidiaries which we are addressing. We have identified the issues and are instituting effective solutions to generate quality revenue growth and reduce costs to accelerate earnings, the results of which should be realized in early 1996. We are confident that this initiative will increase shareholder value. However, we have retained Bear, Stearns in an effort to accelerate this maximization of shareholder value. We believe that PLY GEM's leadership position in the home improvement market, our plans and opportunities for 1995 and thereafter, and potential synergistic opportunities will be attractive to potential strategic acquirors."


The Company also stated that it does not expect to disclose developments with respect to its exploration of strategic alternatives unless and until it is in a position to announce a definitive transaction. Futhermore, no assurances can be given that this process will result in any specific transaction.


Outlook for 1995 & Beyond

Regarding full year 1995 results, management stated that the current problems and related higher costs will make significant gains in profitability, which had been anticipated previously, unlikely in 1995. As to sales, for the remainder of the year, the Company is encouraged by the recent pick-up in consumer confidence, a rise in existing home sales and lower interest rates, all of which are good growth indicators for building materials producers such as PLY GEM.

The following actions are being taken by management during the balance of 1995 to significantly improve operating results in early 1996:

 . full implementation of the new BPCS management information systems necessary to run the window businesses;

 . reductions in cost of goods sold through new procurement strategies, improved manufacturing efficiencies, process improvements and material utilization;

 . profitable sales growth based on a renewed commitment to delivering the highest levels of customer service and improvements in order fill ratios and on-time deliveries;

 .  major reduction of administrative expenses and costs;

 . realization of fixed cost reductions from the completion of facility consolidations and headcount reductions, including the elimination of high consulting fees associated with the restructuring; and

 . creation and implementation of new employee productivity and empowerment programs.

"It is important for all our stakeholders to realize that the fundamentals of the Company remain very strong and that the short-term costs and problems associated with the 1994 restructuring are being addressed. I am confident that when the above actions are completed, PLY GEM will reach record earnings levels in 1996," concluded Mr. Snyder.

PLY GEM Industries, Inc. is a leading national manufacturer and distributor of specialty products for the home improvements industry employing 4,000 people in over 40 locations throughout the U.S. and Canada.

                                    (MORE)


              CONSOLIDATED CONDENSED EARNINGS SUMMARY (UNAUDITED)
                     (in thousands except per share data)

                                                       QUARTER ENDED                         SIX MONTHS ENDED
                                                 July 1,1995     July 2, 1994           July 1, 1995      July 2, 1994
Net Sales                                         $199,571       $219,805                $359,806         $383,217
 Cost of Sales                                     167,801        173,726                 301,607          310,661
                                                   -------        -------                 -------          -------
Gross Profit                                        33,770         46,079                  58,199           72,556
 Selling, General & Admin.                          29,974         32,494                  56,947           58,807
                                                   -------        -------                 -------          -------
Operating Income                                     3,796         13,585                   1,252           13,749
 Interest Expense                                   (1,770)        (1,750)                 (3,248)          (4,412)
 Invstmt & Other Inc. (Exp.)                          (408)          (459)                   (980)            (333)
                                                       ---            ---                     ---              ---
Pretax Income (Loss)                                 1,618         11,376                  (2,976)           9,004
 Income Tax                                            590          5,111                  (1,339)           4,044
                                                       ---          -----                   -----            -----
Net Income (Loss)                                 $  1,028       $  6,265                $ (1,673)        $  4,960
                                                  ========        =======                 =======          =======

EARNINGS (Loss) Per Share
 Primary                                              $.07           $.40                   $(.11)            $.36
 Fully Diluted                                        $.07           $.40                   $(.11)            $.34

Average Shares Outstanding
 Primary                                            14,440         15,756                  14,444           13,639
 Fully Diluted                                      14,440         15,756                  14,444           14,623

PLY GEM Industries, Inc. Contact    Bear, Stearns & Co. Inc. Contacts:
Diane M. Cady                       Peter Rothschild           Robert Bicknese
Vice President, Investor Relations  Senior Managing Director   Managing Director
(212) 832-1550                      (212) 272-3769             (212) 272-3851